Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2024 relating to the financial statements of Creative Realities, Inc., appearing in the Annual Report on Form 10-K of Creative Realities, Inc. for the year ended December 31, 2023, as amended on April 26, 2024.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

March 7, 2025